EXHIBIT 11


             UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
             STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

Computations of net earnings per share for the quarters ended June 30, 1995 and 1994 are as follows:

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<CAPTION


                                            For the Three Months      For the Six Months
                                               Ended June  30            Ended June 30
                                           ---------------------------------------------

Dollars in thousands except per share amounts    1995       1994        1995      1994
- ----------------------------------------------------------------------------------------
Primary

Net earnings (loss)                         $  77,944   $  59,059   $152,081  $(154,978)
Less:  preferred stock dividends                8,969       8,969     17,938     17,938
                                             -------------------------------------------
Net earnings (loss) applicable to

   common stock                             $   8,975    $ 50,090    $134,143 $(172,916)

Average shares of common stock                245,804     242,210     245,298   241,926

  outstanding

Dilutive common stock equivalent shares         1,050         900         947       865
                                             -------------------------------------------
                                              246,854     243,110     246,245   242,791

Net earnings (loss) per common share         $    .28        $.21        $.54      (.71)


Fully Diluted
Net earnings (loss) applicable to
common stock                                $  68,975    $ 50,090    $134,143 $(172,916)
Add:  preferred stock dividends                 8,969       8,969      17,938    17,938
                                            --------------------------------------------
Net earnings (loss)                         $  77,944    $ 59,059    $152,081 $(154,978)

Average shares of common stock                245,804     242,210     245,298   241,926
outstanding

Dilutive common stock equivalent
   shares                                       1,616       1,575       1,483     1,457

Conversion of preferred stock*                 16,667      16,667      16,667    16,667
                                            --------------------------------------------
                                              264,087     260,452     263,448   260,050

Net earnings (loss) per common share             $.30        $.23    $    .58     $(.60)


* The effect of assumed conversion of preferred stock on earnings per common share is antidilutive.

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